Press Release                                  For Immediate Release

Company Contact:
Pam Drayton, GraphOn Corporation
1.800.GRAPHON
pamd@GraphOn.com


         GraphOn Corp. Announces Letter of Intent to Acquire
                     Telecommunications Entities

    Acquisition expected to increase revenues, diversify and expand product offerings



Bellevue, WA USA - May 15, 2002 - GraphOn(R) Corporation (Nasdaq:GOJO), (http://www.GraphOn.com), developer of award-winning connectivity software that provides fast remote access to applications for Windows, UNIX and Linux applications, today, announced that it had entered into a Letter of Intent to acquire three privately-held, affiliated entities in the telecommunications industry. It is expected that these businesses will benefit from GraphOn's extensive software development expertise and experience, while providing GraphOn with a revenue stream and platform for potential future growth and profitability. No other terms of this acquisition, which is expected to be completed by the end of the third quarter of 2002, were announced.

Robert Dilworth will continue as GraphOn's chief executive officer following this acquisition, which, if completed, will result in the shareholders of these entities acquiring an approximate 70% equity interest in GraphOn.

Consummation of the proposed acquisition is subject to a number of conditions including the negotiation and execution of a definitive acquisition agreement, the performance of customary due diligence investigations, GraphOn's receipt of a fairness opinion, filing and clearance of proxy solicitation materials and receipt of shareholder approval, among others.

Commenting upon the expected effects of this transaction, Mr. Dilworth stated, "We believe that these companies will provide GraphOn with a platform for potential growth and future profitability. By acquiring these entities, GraphOn will not only strengthen its financial resources, but will both diversify its product offerings and leverage its overhead costs over a broader and larger revenue base, thereby maximizing shareholder value.
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About GraphOn Corporation

For over a decade, GraphOn Corporation has been an innovator and developer of business connectivity software. GraphOn's high performance software instantly provides fast remote access, cross-platform capability, and a centralized architecture that delivers a dramatically lower cost of ownership to the user. Using GO-Global(R), any application can be simply and easily web enabled without any software modification required, allowing applications to be run from browsers or portals. GraphOn, which markets its solutions through OEM licenses, independent software vendors (ISVs), application service providers (ASPs), value-added resellers (VARs) and systems integrators, is headquartered in Bellevue, Washington and is traded on the Nasdaq under the ticker GOJO (Nasdaq:GOJO). For more information, please visit the company's web site at http://www.GraphOn.com.


This press release contains statements that are forward looking as that term is defined by the United States Private Securities Litigation Reform Act of 1995. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will differ due to factors such as shifts in customer demand, product shipment schedules, product mix, competitive products and pricing, technological shifts and other variables. Readers are referred to GraphOn's most recent periodic and other reports filed with the Securities and Exchange Commission. GraphOn and GO-Global are registered trademarks of GraphOn Corp. All other trademarks belong to their respective owners.
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